                                                                      EXHIBIT 99



                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES





                       CONSOLIDATED FINANCIAL STATEMENTS

                  AS OF MARCH 31, 2001 AND DECEMBER 31, 2000

               AND FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000

                          MBIA INSURANCE CORPORATION
                               AND SUBSIDIARIES



                                   I N D E X
                                   ---------


                                                                      PAGE
                                                                      ----

Consolidated Balance Sheets -
    March 31, 2001 and December 31, 2000 (Unaudited)                    3

Consolidated Statements of Income -
    Three months ended March 31, 2001 and 2000 (Unaudited)              4

Consolidated Statement of Changes in Shareholder's Equity -
    Three months ended March 31, 2001 (Unaudited)                       5

Consolidated Statements of Cash Flows -
    Three months ended March 31, 2001 and 2000 (Unaudited)              6

Notes to Consolidated Financial Statements (Unaudited)                  7




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

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                 (Dollars in thousands except per share amounts)


                                                                           March 31, 2001                December 31, 2000
                                                                     --------------------------     ---------------------------

                     Assets
Investments:
    Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost $6,682,195 and $6,539,891)                 $6,880,344                      $6,665,533
    Short-term investments, at amortized cost
      (which approximates fair value)                                             339,820                         269,900
    Other investments                                                              18,884                           9,663
                                                                          ----------------               -----------------
         Total investments                                                      7,239,048                       6,945,096
Cash and cash equivalents                                                          19,551                          12,541
Securities purchased under agreements to resell                                   350,000                         330,000
Accrued investment income                                                         104,817                         106,822
Deferred acquisition costs                                                        274,472                         274,355
Prepaid reinsurance premiums                                                      456,737                         442,622
Reinsurance recoverable on unpaid losses                                           32,047                          31,414
Goodwill (less accumulated amortization of
    $62,949 and $61,784)                                                           80,032                          81,196
Property and equipment, at cost (less accumulated
    depreciation of $40,905 and $38,309)                                          115,130                         117,338
Receivable for investments sold                                                    15,787                           2,497
Other assets                                                                      107,872                         105,846
                                                                          ----------------               -----------------
         Total assets                                                          $8,795,493                      $8,449,727
                                                                          ================               =================

                Liabilities and Shareholder's Equity
Liabilities:
    Deferred premium revenue                                                  $ 2,416,378                      $2,397,578
    Loss and loss adjustment expense reserves                                     509,052                         499,279
    Securities sold under agreements to repurchase                                350,000                         330,000
    Current income taxes                                                           15,765                              --
    Deferred income taxes                                                         272,558                         253,363
    Deferred fee revenue                                                           25,794                          26,138
    Payable for investments purchased                                              44,958                           2,334
    Other liabilities                                                             214,691                         133,429
                                                                          ----------------               -----------------
         Total liabilities                                                      3,849,196                       3,642,121
                                                                          ----------------               -----------------

Shareholder's Equity:
    Common stock, par value $150 per share; authorized,
      issued and outstanding - 100,000 shares                                      15,000                          15,000
    Additional paid-in capital                                                  1,548,287                       1,540,071
    Retained earnings                                                           3,281,270                       3,191,536
    Accumulated other comprehensive income,
      net of deferred income tax provision
      of $69,167 and $43,910                                                      101,740                          60,999
                                                                          ----------------               -----------------
         Total shareholder's equity                                             4,946,297                       4,807,606
                                                                          ----------------               -----------------

         Total liabilities and shareholder's equity                            $8,795,493                      $8,449,727
                                                                          ================               =================

              The accompanying notes are an integral part of the consolidated financial statements.


                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                             (Dollars in thousands)

                                                                              Three months ended
                                                                                  March 31
                                                                       -------------------------------
                                                                           2001              2000
                                                                       -------------     -------------
Revenues:
     Gross premiums written                                                $184,905          $148,837
     Ceded premiums                                                         (55,149)          (42,966)
                                                                       -------------     -------------
        Net premiums written                                                129,756           105,871
     Increase in deferred premium revenue                                    (9,621)           (1,167)
                                                                       -------------     -------------
        Premiums earned (net of ceded
            premiums of $38,316 and $38,379)                                120,135           104,704
     Net investment income                                                  102,372            94,588
     Net realized gains                                                       4,559             6,575
     Net unrealized losses                                                   (3,767)              ---
     Advisory fees                                                            5,992             6,531
     Other                                                                      194               ---
                                                                       -------------     -------------
        Total revenues                                                      229,485           212,398
                                                                       -------------     -------------


Expenses:
     Losses and loss adjustment                                              14,222             8,587
     Policy acquisition costs, net                                            9,611             8,586
     Operating                                                               18,055            18,762
                                                                       -------------     -------------
        Total expenses                                                       41,888            35,935
                                                                       -------------     -------------

Income before income taxes                                                  187,597           176,463

Provision for income taxes                                                   45,981            50,876
                                                                       -------------     -------------

Income before cumulative effect of accounting change                        141,616           125,587

     Cumulative effect of accounting change                                 (11,082)              ---
                                                                       -------------     -------------

Net income                                                                 $130,534          $125,587
                                                                       =============     =============


         The accompanying notes are an integral part of the consolidated financial statements.


                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)
                    For the three months ended March 31, 2001

                 (Dollars in thousands except per share amounts)



                                                                                                  Accumulated
                                             Common Stock        Additional                          Other              Total
                                        -----------------------    Paid-in        Retained       Comprehensive      Shareholder's
                                          Shares      Amount       Capital        Earnings       Income (Loss)         Equity
                                        ----------- ----------- --------------  -------------- ------------------- -----------------
Balance, January 1, 2001                   100,000     $15,000     $1,540,071      $3,191,536            $ 60,999       $ 4,807,606

Comprehensive income:
     Net income                                ---         ---            ---         130,534                 ---           130,534
     Other comprehensive income:
       Change in unrealized
         appreciation of investments
         net of change in deferred
         income taxes of $25,258               ---         ---            ---             ---              47,018            47,018
       Change in foreign
         currency translation                  ---         ---            ---             ---              (6,277)           (6,277)
                                                                                                                   -----------------
     Other comprehensive income                                                                                              40,741
                                                                                                                   -----------------
Comprehensive income                                                                                                        171,275
                                                                                                                   -----------------

Dividends declared (per common
     share $408.00)                            ---         ---            ---         (40,800)                ---           (40,800)

Tax reduction related to tax
     sharing agreement
     with MBIA Inc.                            ---         ---          8,216             ---                 ---             8,216
                                        ----------- ----------- --------------  -------------- ------------------- -----------------
Balance, March 31, 2001                    100,000     $15,000     $1,548,287      $3,281,270           $ 101,740       $ 4,946,297
                                        =========== =========== ==============  ============== =================== =================

Disclosure of reclassification amount:
     Unrealized appreciation of
       investments arising
       during the period, net of taxes     $48,505
     Reclassification of adjustment,
       net of taxes                         (1,487)
                                        -----------
     Net unrealized appreciation,
       net of taxes                        $47,018
                                        ===========



   The accompanying notes are an integral part of the consolidated financial statements.





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

                                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                             (Dollars in thousands)

                                                                                     Three months ended
                                                                                          March 31
                                                                             ------------------------------------
                                                                                  2001                2000
                                                                             ---------------     ----------------
Cash flows from operating activities:
     Net income                                                                   $ 130,534            $ 125,587
     Adjustments to reconcile net income to net
        cash provided by operating activities:
        Decrease in accrued investment income                                         2,005                1,661
        Increase in deferred acquisition costs                                         (117)              (3,894)
        Increase in prepaid reinsurance premiums                                    (14,115)              (4,587)
        Increase in deferred premium revenue                                         23,736                5,754
        Increase in loss and loss adjustment expense reserves, net                    9,140                7,163
        Depreciation                                                                  2,596                2,289
        Amortization of goodwill                                                      1,164                1,220
        Amortization of bond discount, net                                              139               (4,410)
        Net realized gains on sale of investments                                    (4,559)              (6,575)
        Current income tax provision                                                 15,765                  ---
        Deferred income tax provision (benefit)                                      (5,975)               4,213
        Fair value of derivative instruments                                         20,816                  ---
        Other, net                                                                   55,095               46,265
                                                                             ---------------     ----------------
        Total adjustments to net income                                             105,690               49,099
                                                                             ---------------     ----------------
        Net cash provided by operating activities                                   236,224              174,686
                                                                             ---------------     ----------------

Cash flows from investing activities:
     Purchase of fixed-maturity securities, net
        of payable for investments purchased                                       (985,508)            (733,652)
     Sale of fixed-maturity securities, net of
        receivable for investments sold                                             746,565              506,928
     Redemption of fixed-maturity securities,
        net of receivable for investments redeemed                                  123,625               76,984
     (Purchase) sale of short-term investments, net                                 (63,151)               6,903
     Purchase of other investments, net                                              (9,453)              (6,201)
     Capital expenditures, net of disposals                                            (492)              (3,090)
                                                                             ---------------     ----------------
        Net cash used by investing activities                                      (188,414)            (152,128)
                                                                             ---------------     ----------------

Cash flows from financing activities:
     Dividends paid                                                                 (40,800)             (47,000)
                                                                             ---------------     ----------------
        Net cash used by financing activities                                       (40,800)             (47,000)
                                                                             ---------------     ----------------

Net increase (decrease) in cash and cash equivalents                                  7,010              (24,442)
Cash and cash equivalents - beginning of period                                      12,541               33,702
                                                                             ---------------     ----------------
Cash and cash equivalents - end of period                                          $ 19,551              $ 9,260
                                                                             ===============     ================

Supplemental cash flow disclosures:
     Income taxes paid (refunded)                                                    $ (987)              $  455



   The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





1.   Basis of Presentation
     ---------------------

The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 2000. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the three months ended March 31, 2001 may not be indicative of the results that may be expected for the year ending December 31, 2001. The December 31, 2000 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.


2.   Dividends Declared
     ------------------

Dividends declared and paid by the company during the three months ended March 31, 2001 were $41 million.


3.   Recent Accounting Pronouncement
     -------------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for the company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Change in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge, and if so, the use and type of the hedge.

     The company has entered into derivative transactions that do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The company's derivative exposure and mark-to-market as of January 1, 2001, primarily consists of credit default swaps.

     The revenues and expenses include revenues and expenses related to derivative activity in those segments. The related change in fair value of those derivative instruments is included in gains and losses.

     Adoption of SFAS 133 on January 1, 2001 resulted in cumulative after-tax reductions in net income of $11 million. In addition, the company increased its assets by $31 million and liabilities by $42 million.


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